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                                                                    Exhibit 12.2

       STATEMENT OF THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Amounts in E millions)

The following table sets forth the ratio of earnings to fixed charges for Messer Griesheim Holding AG (the "Successor") for the two months ended June 30, 2001 and for Messer Griesheim GmbH (the "Predecessor") for the twelve months ending December 31, 2000, computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges) on a historical basis under U.S. GAAP.

                                                            Successor     |     Predecessor
                                                            Two Months    |    Twelve Months
                                                               Ended      |        Ended
                                                           June 30, 2001  |  December 31, 2000
                                                           -------------  |  -----------------
                                                                          |
Net loss.......................................................(15.6)     |       (179.8)
Discontinuing operations..........................................-0-     |         17.1
Minority interest................................................1.7      |          7.6
Losses on equity investees.......................................8.0      |        207.9
Income tax expense (benefit).....................................0.7      |       (138.5)
Interest charges, including amortization of                               |
        debt issuance cost......................................30.0      |        107.5
Interest portion of rental expense...............................1.9      |         10.2
                                                                 ---      |         ----
                                                                          |
Earnings available to cover fixed charges.......................26.7      |         32.0
                                                                ----      |         ----
                                                                          |
Fixed charges                                                             |
        Interest charges, including amortization                          |
                of debt issuance cost...........................30.0      |        107.5
        Interest portion of rental expense.......................1.9      |         10.2
                                                                 ---      |         ----
                                                                          |
        Total fixed charges.....................................31.9      |        117.7
                                                                ----      |        -----
                                                                          |
Deficiency in earnings to cover fixed charges...................(5.2)     |        (85.7)
                                                                -----     |        ------